Exhibit 99.1

ACHILLION PRICES $21.4 MILLION PUBLIC OFFERING

OF COMMON STOCK

NEW HAVEN, Conn. (January 22, 2010) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN), a leader in the discovery and development of treatments for the most challenging infectious diseases, today announced that it has priced a firm commitment underwritten public offering of 10,275,000 shares of its common stock at public offering price of $2.08 per share. The Company has also granted to the underwriters an option to acquire up to an additional 1,541,250 shares to cover overallotments in connection with the offering. The Company expects that the net proceeds of the offering will be approximately $19.7 million, assuming no exercise of the overallotment option. The net proceeds of the offering will be used for general corporate purposes. The offering is expected to close on January 27, 2010.

Roth Capital Partners acted as sole book-running manager for the offering, and Noble Financial Capital Markets and National Securities acted as co-managers.

The shares of common stock are being offered pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission on October 16, 2009. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in the offering.

Copies of the final prospectus supplement and accompanying base prospectus relating to the offering can be obtained at the SEC’s website at http://www.sec.gov. Copies may also be obtained by contacting Roth Capital Partners by e-mail to rothecm@roth.com, by fax to (949) 720-7227, or by mail to 24 Corporate Plaza Drive, Newport Beach, CA, 92660, Attention: Equity Capital Markets.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease –hepatitis C, resistant bacterial infections and HIV. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the potency, safety and other characteristics of ACH-1625, which may not be duplicated in future cohorts at different doses or in future clinical studies of longer duration; Achillion’s expectations regarding timing and duration of other clinical trials, including additional dosing cohorts. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: uncertainties relating to results of clinical trials, unexpected regulatory actions or delays, and Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. ACHN-G

Company Contact:	Investors:

Mary Kay Fenton	Anne Marie Fields
Achillion Pharmaceuticals, Inc.	Lippert/Heilshorn & Associates, Inc.
Tel. (203) 624-7000	Tel. (212) 838-3777
mfenton@achillion.com	afields@lhai.com
Bruce Voss
Lippert/Heilshorn & Associates, Inc.
Tel. (310) 691-7100
bvoss@lhai.com

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